EXHIBIT 99.1

Company contacts:
Bob Blair
Investor Relations
949.672.7834
robert.blair@wdc.com

Steve Shattuck
Public Relations
949.672.7817
steve.shattuck@wdc.com

FOR IMMEDIATE RELEASE:

WESTERN DIGITAL ANNOUNCES FOURTH QUARTER REVENUE OF
$749 MILLION AND NET INCOME OF $.14 PER SHARE

Results Reflect Strong Execution, Sustained Cash Flow Generation in
Challenging Industry Pricing Environment

LAKE FOREST, Calif. - July 29, 2004 - Western Digital Corp. (NYSE: WDC) today reported revenue of $749 million on shipments of approximately 12.5 million units, and net income of $29.6 million, or $.14 per share, for its fourth fiscal quarter ended July 2, 2004.

       A year ago in the June 2003 quarter, Western Digital produced revenue of $680 million, shipped approximately 10.5 million units and earned $31.0 million, or $.15 per share. On a year-over-year basis, revenue grew 10 percent and units increased 19 percent. Net income in the year-ago period included a $3.4 million gain on the sale of investment securities and an $18.5 million loss on settlement of litigation. Excluding these items and the related tax effects, net income in the year-ago period on a non-GAAP basis would have been $45.5 million, or $.21 per share.1

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1 The net income amount of $200 million, or $.92 per share, for fiscal 2004 is a non-GAAP measure that excludes $50.4 million of start-up expenses and other one-time charges related to the Read-Rite asset acquisition, reduced by $1.3 million, the amount of tax expense that would have been recorded had these charges not been incurred. The net income amounts of $45.5 million, or $.21 per share, for the June 2003 quarter and $197 million, or $.96 per share, for fiscal 2003 are non-GAAP measures that exclude $3.4 million of investment gains and an $18.5 million loss on settlement of litigation, reduced by $0.6 million, the net amount of tax expense that would have been recorded had these transactions not occurred.

-MORE-

Western Digital Announces Fourth Quarter Revenue of
$749 Million and Net Income of $.14 Per Share

       Matt Massengill, chairman and chief executive officer of Western Digital, stated: "Sustained execution of our business model is serving us well in a demanding hard drive industry environment. We have strengthened customer relationships in our core desktop hard drive market through predictable supply of high quality products and we continued to expand our business in adjacent storage markets such as digital video recorders and non-PC, IT applications with Serial ATA hard drives. Relative to the hard drive industry, we achieved outstanding financial results, validating the low-cost structure we have put in place to remain profitable even in the most challenging of business environments.

       "Reflecting our focus on cash generation, we realized $73 million cash from operations in the quarter. On a full fiscal year basis, we generated $190 million cash flow from operations and ended with $378 million of cash, even with our acquisition of the Read-Rite assets and the related volume production ramp of heads," said Massengill. The company also repurchased approximately 1.9 million shares of its common stock in the quarter at a total cost of $16 million.

       The company indicated that fourth quarter pricing in the distribution channel was very aggressive and that it experienced a higher mix of business with OEM customers, which is typically lower gross margin business than distribution. These factors resulted in lower total gross margins of 13.5 percent.

-MORE-

 Western Digital Announces Fourth Quarter Revenue of
$749 Million and Net Income of $.14 Per Share

       For the year ended July 2, 2004, Western Digital reported revenue of $3.0 billion, net income of $151.3 million and diluted earnings per share of $.70, compared to $2.7 billion, $182.1 million and $.89, respectively, for the prior year ended June 27, 2003.

       The fiscal 2004 results included $50.4 million of first quarter start-up expenses and other one-time charges related to the Read-Rite asset acquisition. Excluding these items and the related tax effects, net income on a non-GAAP basis would have been $200 million, or $.92 per share. In the year-ago period, net income included a $3.4 million gain on sale of investment securities and an $18.5 million loss on settlement of litigation. Excluding these items and the related tax effects, net income on a non-GAAP basis would have been $197 million, or $.96 per share.1

       The investment community conference call to discuss these results and the company's outlook will be broadcast live over the Internet today at 2 p.m. PDT/5 p.m. EDT. The call will be accessible live and on an archived basis on the company's Web site at the following link: http://www.westerndigital.com/invest -- click on Conference Calls. A telephone replay will also be available at 888.562.0227 (toll-free) or 402.998.1410 (International).

About Western Digital

       Western Digital, one of the storage industry's pioneers and long-time leaders, provides products and services for people and organizations that collect, manage and use digital information. The company produces reliable, high-performance hard drives that keep users' data close-at-hand and secure from loss.

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1 The net income amount of $200 million, or $.92 per share, for fiscal 2004 is a non-GAAP measure that excludes $50.4 million of start-up expenses and other one-time charges related to the Read-Rite asset acquisition, reduced by $1.3 million, the amount of tax expense that would have been recorded had these charges not been incurred. The net income amounts of $45.5 million, or $.21 per share, for the June 2003 quarter and $197 million, or $.96 per share, for fiscal 2003 are non-GAAP measures that exclude $3.4 million of investment gains and an $18.5 million loss on settlement of litigation, reduced by $0.6 million, the net amount of tax expense that would have been recorded had these transactions not occurred.

-MORE-

 Western Digital Announces Fourth Quarter Revenue of
$749 Million and Net Income of $.14 Per Share

       Western Digital was founded in 1970. The company's storage products are marketed to leading systems manufacturers and selected resellers under the Western Digital brand name. Visit the Investor section of the company's Web site (www.westerndigital.com) to access a variety of financial and investor information.

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Western Digital and the Western Digital logo are registered trademarks of Western Digital Technologies, Inc. All other trademarks herein are property of their respective owner.

WESTERN DIGITAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share amounts)
(unaudited)

	Three Months Ended			Year Ended
	Jul. 2,	Mar. 26,	Jun. 27,	Jul. 2,	Jun. 27,
	2004	2004	2003	2004	2003*

Revenue, net	$748.8	$748.9	$680.3	$3,046.7	$2,718.5
Cost of revenue	647.9	626.3	587.1	2,585.1	2,275.6
Gross margin	100.9	122.6	93.2	461.6	442.9
Operating expenses:
Research and development	46.8	46.5	33.6	201.0	134.7
Selling, general and administrative	24.3	27.2	31.2	105.7	121.4
Total operating expenses	71.1	73.7	64.8	306.7	256.1
Operating income	29.8	48.9	28.4	154.9	186.8
Net interest and other income (expense)	(0.1)	0.1	3.9	0.3	2.9
Income before income taxes	29.7	49.0	32.3	155.2	189.7
Income tax expense	(0.1)	(1.1)	(1.3)	(3.9)	(7.6)
Net income	$29.6	$47.9	$31.0	$151.3	$182.1

Net income per common share:

Basic	$.14	$.23	$.16	$.74	$.93
Diluted	$.14	$.22	$.15	$.70	$.89

Common shares used in computing per share amounts:

Basic	206.5	206.7	200.0	205.7	195.6
Diluted	215.5	217.5	213.5	216.7	205.5

* Certain reclassifications have been made to the previously reported fiscal year 2003 information to conform to the current period presentation.

WESTERN DIGITAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)
(unaudited)

	Jul. 2,	Jun. 27,
	2004	2003*
ASSETS
Current assets:
Cash and cash equivalents	$377.8	$393.2
Accounts receivable, net	313.1	243.9
Inventories	148.6	97.8
Other	17.8	9.2
Total current assets	857.3	744.1
Property and equipment, net	274.7	122.1
Other assets, net	27.2	--
Total assets	$1,159.2	$866.2

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$434.9	$364.6
Accrued expenses	136.8	141.1
Current portion of long-term debt	15.2	--
Total current liabilities	586.9	505.7
Other liabilities	32.0	33.1
Long-term debt	52.7	--
Shareholders' equity:
Common stock	2.1	2.0
Additional paid-in capital	668.4	659.6
Accumulated deficit	(182.9)	(334.2)
Total shareholders' equity	487.6	327.4
Total liabilities and shareholders' equity	$1,159.2	$866.2

* Certain reclassifications have been made to the previously reported fiscal year 2003 information to conform to the current period presentation.